UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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TSR, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TSR, Inc.
400 OSER AVENUE
HAUPPAUGE, NY 11788

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on November 10, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TSR, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company at 400 Oser Avenue, Suite 150, Hauppauge, New York 11788, on November 10, 2010 at 9:00 a.m. local time, to consider and act upon the following matters.

1.	To elect one (1) Class III Director.

2.	Approve an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock by a ratio of one-for-two at any time prior to May 31, 2011 (the “Reverse Stock Split”).

3.
To ratify the appointment by the Board of Directors of J.H. Cohn LLP as the independent registered public accountants of the Company to audit and report on its consolidated financial statements for the fiscal year ending May 31, 2011.

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Stockholders of record at the close of business on September 30, 2010 will be entitled to vote at the meeting or any adjournments thereof.  A list of stockholders entitled to vote at the Meeting will be open for examination by any stockholder of the Company, for any purpose germane to the meeting, during ordinary business hours at the offices of the Company for the ten-day period prior to the Meeting.

By Order of the Board of Directors,

John G. Sharkey, Secretary
Hauppauge, New York
October 4, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE SO THAT YOUR SHARES ARE REPRESENTED.  NO POSTAGE IS NEEDED IF THE PROXY IS MAILED WITHIN THE UNITED STATES.

TSR, Inc.
400 Oser Avenue
Hauppauge, NY 11788

ANNUAL MEETING OF STOCKHOLDERS
to be held on November 10, 2010

PROXY STATEMENT

The accompanying form of proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of the Stockholders of the Company to be held at the offices of the Company at 400 Oser Avenue, Suite 150, Hauppauge, New York 11788, on November 10, 2010 at 9:00 a.m. or at any adjournment thereof.  The solicitation of proxies will be made by mail and the cost will be borne by the Company.

Proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for each of the proposals set forth in the accompanying Notice of Meeting.  Each proxy granted is revocable and may be revoked at any time prior to its exercise by advising the Company in writing of its revocation.  In addition, a Stockholder who attends the Meeting in person may, if he wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given.

This Proxy Statement, the enclosed form of proxy and the Company's Annual Report for the fiscal year ended May 31, 2010 were first mailed on or about October 4, 2010 to holders of record as of September 30, 2010.

A majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum at the Meeting.  Shares of Common Stock represented in person or by proxy at the Meeting (including shares that abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the inspectors of election appointed for the Meeting whose tabulation will determine whether or not a quorum is present.  Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum with respect to any matter, but will not be counted as votes in favor of such matter.  If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a "broker non-vote" on a matter will have no effect on the voting.

Candidates for election as members of the Board of Directors who receive the highest number of votes, up to the number of directors to be chosen, shall stand elected, and an absolute majority of the votes cast is not a prerequisite to the election of any candidate to the Board of Directors.  Accordingly abstentions have no effect on the outcome of the election.

The affirmative vote of the holders of a majority of the shares of the common stock outstanding on the record date will be required to approve the Reverse Stock Split and the amendment to the Articles of Incorporation to effect the Reverse Stock Split.  As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

Directions to attend the Annual Meeting where you may vote in person can be found on the “Contact Us” section of our website at tsrconsulting.com.

Internet Availability of Proxy Materials
This Proxy Statement, a copy of the form of proxy and our Company’s Annual Report for the fiscal year ended May 31, 2010 are available on the home page of our website at tsrconsulting.com.

The outstanding voting stock of the Company as of September 10, 2010 consisted of 4,038,188 shares of Common Stock, par value one ($.01) cent per share (the "Common Stock"), with each share entitled to one vote.  Only Stockholders of record at the close of business on September 30, 2010 are entitled to vote at the Meeting.

As of September 10, 2010 the following persons were known to Management to be beneficial owners of more than five percent of the Company's Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership at September 10, 2010 (1)	Percent of Class
Joseph F. Hughes (2) 400 Oser Avenue Hauppauge, New York 11788 . . . . . . . . . . . . . . .	1,839,267 (3)	45.5%

(1)	Unless otherwise stated herein, each beneficial owner has sole voting power and sole investment power.

(2)	The beneficial owner is an officer and director of the Company.

(3)	Mr. Hughes' ownership includes 270,928 shares of common stock held of record by his wife, as to which Mr. Hughes disclaims beneficial ownership.

All executive officers and directors of the Company as a group (7 persons) beneficially owned shares of the Company's common stock as of September 10, 2010 as follows:

Amount of Shares Beneficially Owned	Percent of Class
1,854,187	45.9%

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Meeting, one (1) Class III Director is to be elected for a three year term expiring at the Company’s 2013 Annual Meeting or until his successor has been elected and qualified.

If the nominee listed below is unavailable for election at the date of the Annual Meeting, the shares represented by the proxy will be voted for such nominee as the person or persons designated to vote shall, in their judgment, designate.  Management at this time has no reason to believe that the nominee will not be available or will not serve if elected.

Set forth in the following table is certain information with respect to the nominee, as of September 10, 2010.

Name of Director and Nominee for Election	Age	Nominee for Class of Director	Nominee for Term Expiring
Robert A. Esernio . . . . . . . . . . . . . . . . . . . . . .	81	Class III	2013

Directors and Executive Officers of the Company.
The following table sets forth certain information concerning the executive officers and directors of the Company, including equity securities beneficially owned, as of September 10, 2010.  The statements as to securities beneficially owned are based upon information furnished by the officers and directors of the Company:

Name	Age	Position	Year First Officer or Director	Common Stock of the Company Owned Beneficially Directly or Indirectly	Percentage Of Class
Joseph F. Hughes. . . . . . . .	79	Chairman of the Board, Chief Executive Officer, President, Treasurer and Director	1969	1,839,267 (1)	45.5%
John G. Sharkey. . . . . . . . .	51	Vice President, Finance, Controller and Secretary	1990	13,500	0.3%
James J. Hill (2,3,4,5) . . . . .	77	Director	1989	—	—
Robert A. Esernio (2,3,4,6) .	81	Director	2001	—	—
Christopher Hughes. . . . . . .	49	Sr. VP , Pres., TSR Consulting Services, Inc. and Director	2000	1,420	—
Raymond A. Roel (2,3,4) . . .	54	Director	2005	—	—

(1)	See footnotes to table of stock ownership of certain stockholders.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Member of the Audit Committee of the Board of Directors.

(4)	Member of the Nominating Committee of the Board of Directors.

(5)	Mr. Hill is Chairman of the Compensation Committee.

(6)	Mr. Esernio is Chairman of the Audit and Nominating Committees.

The Company maintains the following committees of the Board of Directors:  the Compensation Committee, the Nominating Committee and the Audit Committee.

The Board of Directors has determined that each member of each committee meets the applicable laws and regulations, including those of The NASDAQ Capital Market, regarding “independence”.  The Board of Directors also has determined that Robert A. Esernio, an independent director who serves as the Chair of the Board’s Audit Committee, is an “audit committee financial expert” as such term is defined in applicable regulations of the Securities and Exchange Commission.

During the fiscal year ended May 31, 2010, the Board of Directors held six meetings and the Audit Committee held five meetings. The Compensation Committee held two meetings and the Nominating Committee did not meet. During such fiscal year, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board of which he was a member.

The Audit Committee

The Audit Committee’s current members are Robert A. Esernio (Chairman), James J. Hill and Raymond A. Roel. The Audit Committee’s primary functions are to assist the Board in monitoring the integrity of the Company’s financial statements and systems of internal control. The Audit Committee has direct responsibility for the appointment, independence and performance of the Company’s independent auditors. The Audit Committee is responsible for pre-approving any engagements of our independent auditors. The Audit Committee operates under a written charter approved by the Board on September 16, 2004, and amended as of October 10, 2008.  A copy of this audit committee charter is available to security holders on the Company’s website at tsrconsulting.com.

The Compensation Committee

The Compensation Committee’s current members are Robert A. Esernio, James J. Hill (Chairman) and Raymond A. Roel.  The Compensation Committee reviews the total compensation package for all executive officers, including the Chief Executive Officer; considers modification of existing compensation and benefit programs and employment agreements with officers and the adoption of new plans and employment agreements with officers; and administers the plans.

The Nominating Committee

The Nominating Committee’s current members are Robert A. Esernio (Chairman), James J. Hill and Raymond A. Roel.  A copy of the Nominating Committee Charter was attached to the Company’s Proxy Statement for its 2004 Annual Meeting.  The Nominating Committee determines the criteria for nominating new directors, recommends to the Board of Directors candidates for nomination to the Board of Directors and oversees the evaluation of the Board of Directors.  The Nominating Committee’s process to identify and evaluate candidates for nomination to the Board of Directors includes consideration of candidates for nomination to the Board of Directors recommended by stockholders.  Such stockholder recommendations must be delivered to our Corporate Secretary, together with the information required to be filed in a Proxy Statement with the Securities and Exchange Commission regarding director nominees and each such nominee must consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals as set forth in our Bylaws and under the section of this Proxy Statement entitled “Stockholder Nominations.”  In considering and evaluating such stockholder proposals that have been properly submitted, the Nominating Committee will apply substantially the same criteria that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee as described below.  To date, we have not received any recommendations from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Nominating Committee’s slate of nominees in our proxy statement.

In addition, certain identification and disclosure rules apply to director candidate proposals submitted to the Nominating Committee by any single stockholder or group of stockholders that has beneficially owned more than five percent of the Common Stock for at least one year (a “Qualified Stockholder Proposal”).  If the Nominating Committee receives a Qualified Stockholder Proposal that satisfies the necessary notice, information and consent provision referenced above, the Proxy Statement will identify the candidate and the stockholder (or stockholder group) that recommended the candidate and disclose whether the Nominating Committee chose to nominate the candidate.  However, no such identification or disclosure will be made without the written consent of both the stockholder (or stockholder group) and the candidate to be so identified.  The procedures described in this paragraph are meant to establish additional requirements and are not meant to replace or limit stockholders’ general nomination rights in any way.

In evaluating director nominees, the Nominating Committee currently considers the following factors:

•	the Company’s needs with respect to the particular talents and experience of our directors;
•
the knowledge, skills and experience of nominees, including experience in business or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with the Company’s business and businesses similar or analogous to ours;
•	experience with accounting rules and practices and corporate governance principles; and
•	such other factors as the Nominating Committee deems are in our best interests and the best interests of our stockholders.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability.  While the Nominating Committee does not have a formal policy with respect to diversity, the Nominating Committee believes that it is desirable that Board members represent a diversity of backgrounds, including gender and race, as well as diversity of viewpoints and experience.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals who meet the criteria.

Board Leadership Structure

Mr. Joseph Hughes serves as both the Company’s Chief Executive Officer and Chairman of the Board of Directors.  Mr. Joseph Hughes has served in this capacity since the Company’s formation in 1969. The Company does not presently have a lead independent director.  In view of the small size of the Company and Mr. Hughes’ traditional role as both Chief Executive Officer and Chairman of the Board of Directors, the Board of Directors believes that this is the most appropriate governance structure for the Company. With over 40 years of experience as Chief Executive Officer of the Company, Mr. Hughes has a breadth of unique and specialized knowledge about our business operations. Mr. Hughes solicits input from the Company’s board of directors regarding the board agenda and processes.

The Board of Directors Audit Committee, of which Robert Esernio acts as Chairman and which consists entirely of independent directors, act independently of the Chairman and exercise an oversight role in this capacity, and our non-management directors, each of whom are independent directors under the rules of the NASDAQ Capital Market, also meet regularly in executive session without any members of management present and Mr. Esernio currently presides at such sessions.

The Company believes the role of management is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, particularly in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk. The Board of Directors as a whole is also responsible for overseeing strategic and enterprise risk. A discussion of risks that the Company faces is conducted at regularly scheduled meeting of the Board of Directors and committee meetings.

Executive Sessions of Independent Directors

Directors who are independent under the NASDAQ Capital Market listing standards and applicable laws and regulations meet in executive session without management present at least two times each fiscal year.

Code of Ethics

The Company has adopted a code of ethics that applies to all of the employees, including the chief executive officer and chief financial and accounting officers.  The code of ethics is posted on the Home Page of its website at http://www.tsrconsulting.com.  The Company intends to post on its website all disclosures that are required by law or NASDAQ Capital Market listing standards concerning any amendments to, or waivers from, our code of ethics.  Stockholders may request a free copy of the code of ethics by writing to Corporate Secretary, TSR, Inc., 400 Oser Avenue, Hauppauge, NY 11788.  Disclosure regarding any amendments to, or waivers from, provisions of the code of ethics that apply to the Company’s directors or principal executive and financial officers will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the NASDAQ Capital Market.

Stockholder Nominations

Under the Company’s By-laws a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to the Company’s Corporate Secretary at its principal executive offices.  The Company must receive the notice of a stockholder’s intention to introduce a nomination or proposed item of business at an annual meeting no later than 75 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting.

However, if the annual meeting is scheduled to be held on a date more than 30 days before the anniversary date or more than 60 days after the anniversary date, a stockholder’s notice must be given not later than the later of (i) the 75th day prior to the scheduled date of the annual meeting or (ii) the 15th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns should contact the Company’s Corporate Secretary at (631) 231-0333.  Any stockholder, who wishes to address questions regarding the Company’s business directly with the Board of Directors, or any individual director, should direct his or her questions, in writing, in care of the Company’s Secretary, at the Company’s offices at 400 Oser Avenue, Hauppauge, NY  11788.

Attendance at Annual Meeting

There is no Company policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend. All of the directors attended the 2009 annual meeting.

Directors and Executive Officers

Mr. Joseph F. Hughes, from 1953 until forming the Company in 1969, was employed by International Business Machines Corporation (“IBM”) in various systems engineering, marketing and administrative positions. Immediately prior to his employment with the Company, Mr. Hughes was responsible for managing the market and technical sales group serving colleges and universities with IBM in Long Island and Westchester County.  We believe that Mr. Joseph Hughes’ long experience with Company makes him well qualified to serve on the Company’s Board of Directors.

Mr. John G. Sharkey has a Masters Degree in Finance.  He received his Certified Public Accountant certification from the State of New York.  From 1987 until joining the Company in October 1990, Mr. Sharkey was Controller of a publicly held electronics manufacturer.  From 1984 to 1987, he served as Deputy Auditor of a commercial bank, having responsibility over the internal audit department.  Prior to 1984, Mr. Sharkey was employed by KPMG LLP as a senior accountant.

Mr. James J. Hill has been a Director of the Company since December 1989.  In 1998, he retired from MRA Publications, Inc., a medical publishing business for which he had been Executive Vice President of Sales and Marketing since 1979.  Mr. Hill received a Bachelor of Science Degree in Business Administration from the University of Arizona in 1958 and a Bachelor of Foreign Trade Degree from the American Institute of Foreign Trade in Arizona in 1959.  We believe that Mr. Hill’s experience in business, as well as his knowledge of the Company as a result of having served as a member of its board of directors since 1989, make him well qualified to serve on the Company’s Board of Directors.

Mr. Robert A. Esernio has been a Director of the Company since April 2001.  From 1969 through 1990 Mr. Esernio was a partner in the international accounting and consulting firm of Grant Thornton LLP.  Mr. Esernio was also a professor of Accounting at St. John’s and Long Island Universities from 1958 through 1985 when he retired with Emeritus status.  Mr. Esernio received a Bachelor of Business Administration Degree; Magna cum Laude from St. John’s University in 1956 and a Master of Business Administration Degree from New York University in 1963.  We believe that Mr. Esernio’s experience as an independent public accountant and in connection with the review and auditing of financial statements of public companies, as well as his knowledge of the Company as a result of having served as a member of its board of directors since 2001, make him well qualified to serve on the Company’s Board of Directors.

Mr. Christopher Hughes has been a Director of the Company from April 2000 until September 2004 and again from January 2005 until the present.  He has been employed by the Company since 1985 and was a Vice President-Sales for the Company’s computer programming services subsidiary from 1991 through 2006. In 2007 he was appointed Senior Vice President of the Company and President of the subsidiary.  He is the son of Mr. Joseph F. Hughes, Chairman of the Board.  Mr. Christopher Hughes is a 1984 graduate of St. Bonaventure University.  We believe that Mr. Christopher Hughes’ long experience with Company make him well qualified to serve on the Company’s Board of Directors.

Mr. Raymond A. Roel has been a Director of the Company since January 2005.  Since 1996, Mr. Roel has been employed by McCann Worldgroup, a unit of Interpublic Group of Companies, Inc.  His most recent position is Associate Director of Worldwide Communications.  Mr. Roel is a 1977 graduate of Brown University.  We believe that Mr. Roel’s experience in business, including his background in marketing, as well as his knowledge of the Company as a result of having served as a member of its board of directors since 2005, make him well qualified to serve on the Company’s Board of Directors.

The Company’s executive officers are elected by, and serve at the discretion of, the Board of Directors.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph F. Hughes President and Chief Executive Officer	2010 2009	$450,000 498,000	$ 13,000 48,000	— —	— —	— —	— —	$45,000 57,000	$508,000 603,000
John G. Sharkey Vice President, Finance	2010 2009	175,000 175,000	30,000 50,000	— —	— —	— —	— —	6,000 6,000	211,000 231,000
Christopher Hughes Sr. Vice President	2010 2009	200,000 $200,000	100,000 $101,000	— —	— —	— —	— —	9,000 $13,000	309,000 $314,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END: There were no outstanding equity awards at the end of fiscal 2010.

 EMPLOYMENT AGREEMENTS AND ARRANGEMENTS:

In October 2007, an employment agreement was entered into with Joseph F. Hughes, which terminated May 31, 2009. This agreement provided for a base salary of $498,000 per year.  Additionally, the agreement provided for an annual bonus for each fiscal year equal to 4% of pre-tax profits up to $1,000,000 and 6% of pre-tax profits in excess of $1,000,000.  In fiscal 2009, Mr. Hughes received a bonus of $48,000 as incentive compensation. Mr. Hughes is currently compensated at a salary of $450,000 and is entitled to a bonus on the same terms as he was entitled to under his expired employment agreement, which amounted to $13,000 for the fiscal year ended May 31, 2010.

In June 2010, an employment agreement was entered into with John G. Sharkey, which terminates May 31, 2015.  This agreement provides for an initial annual base salary of $175,000, subject to increase in the discretion of the President of the Company and an annual discretionary bonus, which bonus was $30,000 for the fiscal year ended May 31, 2010.

In March 2007, an employment agreement was entered into with Christopher Hughes, which terminates February 28, 2012. This agreement provides for an annual base salary of $ 200,000 and an annual discretionary bonus as approved by the Compensation Committee of the Board of Directors.

TERMINATION OR CHANGE-IN-CONTROL: Under the employment agreement entered into between the Company and Christopher Hughes, if his employment is terminated by the Company for any reason other than for cause, he would be entitled to receive a severance payment equal two years base salary, payable in equal semi-monthly installments and would continue to be provided all employee benefits for 18 months at the Company’s expense. The employment agreements for Christopher Hughes and John Sharkey also contain change in control agreements pursuant to which, in the case of Mr. Sharkey, if he terminates his employment or his employment is terminated following a change of control and, in the case of Christopher Hughes, if his employment is terminated without cause following a change of control, he would receive a payment equal to two times his prior year’s total compensation (base salary and bonus) in a lump sum payment and would continue to be provided all benefits for a stated period (18 months after termination in the case of Mr. Hughes and 24 months in the case of Mr. Sharkey).

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid In Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	. All Other Compensation	Total
Robert A. Esernio	$20,000	—	—	—	—	—	$20,000
James J. Hill	10,000	—	—	—	—	—	10,000
John H. Hochuli, Jr (1).	5,000	—	—	—	—	—	5,000
Raymond A. Roel	$10,000	—	—	—	—	—	$10,000

(1)	Mr. Hochuli resigned from the Board in January, 2010.

For their service, members of the Board of Directors who are not salaried employees of the Company received an annual retainer of $10,000, payable quarterly during fiscal 2010. Mr. Esernio received an additional annual retainer of $10,000 for his services as Audit Committee Chairman.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not a participant in, since the beginning of the Company's last fiscal year, any transaction, and there are no currently proposed transactions, in which the Company is to be a participant, and in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at the end of each of the Company’s two prior fiscal years, and in which any related person had or will have a direct or indirect material interest.

Mr. Joseph F. Hughes would be deemed to be a parent of the Company due to his ownership of 45.5% of the outstanding Common Stock of the Company at September 10, 2010 and his positions as President and Chief Executive officer.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2010 Fiscal Year with the Company’s management.  The Audit Committee has separately discussed with J.H. Cohn LLP, the Company’s independent registered public accounting firm for the 2010 Fiscal Year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from J.H. Cohn LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with J.H. Cohn LLP the independence of that firm from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2010 Fiscal Year for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Robert A. Esernio, Chairman                         James J. Hill                            Raymond A. Roel

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”).  Officers, directors and greater than ten percent Stockholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended May 31, 2010, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

Proposal 2.   Amendment to Articles of Incorporation to Effect a Reverse Stock Split of Common Stock

The Board of Directors has approved an amendment to our Articles of Incorporation to effect a reverse stock split, as described below.

The text of the proposed amendment to our Articles of Incorporation to effect the Reverse Stock Split is attached to this proxy statement as Annex A; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Reverse Stock Split. If approved by our shareholders, the Reverse Stock Split would permit (but not require) the Board of Directors to effect a reverse stock split of our common stock at any time prior to May 31, 2011 by a ratio of not less than one-for-two.

The Board of Directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders.

Two shares of existing common stock will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced.  The proposed amendment would also reduce by one-half the number of authorized shares of common stock and preferred stock.

To avoid the existence of fractional shares of our common stock, shareholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) in lieu of such fractional shares. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to such fraction multiplied by the closing price of the Company’s common stock on the NASDAQ Capital Market for the last trading day immediately preceding the Effective Time.

Reasons For The Reverse Stock Split

The Board believes that the Reverse Stock Split may be desirable for a number of reasons, primarily because it could improve the perception of the Company by potential customers and could also improve the marketability and liquidity of the common stock.

The Board believes that the current low per share price may have affected the perception of the Company by potential customers. Based on some discussions management has had with potential customers, the Board believes that such customers may have judged the Company’s financial position and its ability to meet its obligations by the Company’s current low share market price.  The Board also believes that the current low per share market price of the common stock may have had a negative effect on the marketability of the Company’s common stock. The Board believes there are several reasons for these effects. First, certain investors have internal policies preventing the purchase of low-priced stocks. Also, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher.

However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our shareholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our shareholders. In addition, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the certificate of amendment, the Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on May 31, 2011, the Board of Directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Two shares as of existing common stock will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced.  The number of shares of authorized common stock and authorized preferred stock will also be reduced.  The number of shares of common stock issued and outstanding will therefore be reduced to 2,019,094 shares, as of September 10, 2010, following the Reverse Stock Split.

The following table illustrates the principal effects of the Reverse Stock Split on the authorized and issued and outstanding common stock and preferred stock of the Company:

As of September 10, 2010	Prior to Reverse Stock Split	After Reverse Stock Split
Number of shares of common stock:
Authorized	25,000,000	12,500,000
Outstanding	4,038,188	2,019,094
Reserved for Issuance	0	0
Available for future issuance	20,961,812	10,480,906
Number of shares of preferred stock:
Authorized	1,000,000	500,000
Outstanding	0	0
Reserved for Issuance	0	0
Available for future issuance	1,000,000	500,000

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that as described below in “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-Reverse Stock Split holders of our common stock to the extent there are currently shareholders who would otherwise receive less than one share of common stock after the Reverse Stock Split.  In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our common stock will continue to be listed on the NASDAQ Capital Market under the symbol “TSRI”, although NASDAQ Capital Market will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that a reverse stock split has occurred.

Beneficial Holders of Common Stock (i.e. shareholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split and making payment for fractional shares. Shareholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Shareholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock or payment in lieu of any fractional share interest, if applicable.

Holders of Certificated Shares of Common Stock

Shareholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our common stock (the (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a shareholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “—Fractional Shares.”

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Shareholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board of Directors will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares calculated as set forth above.

If a shareholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time and after the shareholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “—Holders of Certificated Shares of Common Stock.” If a shareholder who holds shares in book-entry form is entitled to payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time without need for further action by the shareholder. Shareholders who hold shares of our common stock with a bank, broker, custodian or other nominee should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, shareholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Accounting Matters

The proposed amendments to our Articles of Incorporation will not affect the par value of our common stock per share.  The amendment would reduce the number of authorized shares of common stock and preferred stock by one-half.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

This summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (IRC), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of August 27, 2009. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

No Appraisal Rights

Under Delaware law, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reserve Stock Split.

Required Vote

The affirmative vote of the holders of a majority of the shares of the common stock outstanding on the record date will be required to approve the Reverse Stock Splits and the amendment to the Articles of Incorporation to effect the Reverse Stock Split.  As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

The Board of Directors unanimously recommends that shareholders vote FOR the Reverse Stock Split.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     J.H. Cohn LLP has been appointed by the Company's Board of Directors as the independent registered public accounting firm for the Company to audit and report on the Company’s consolidated financial statements for the fiscal year ending May 31, 2011.  J.H. Cohn LLP audited and reported on the Company's consolidated financial statements for the year ended May 31, 2010 and it is expected that a representative will be present at the Meeting with an opportunity to make a statement if he or she desires to do so and will be available to respond to questions.  The appointment of the independent registered public accounting firm will be ratified if it receives the affirmative vote of the holders of a majority of shares of the Company's Common Stock present at the Meeting, in person or by proxy.  Submission of the appointment of the independent registered public accounting firm to the Stockholders for ratification will not limit the authority of the Board of Directors to appoint another accounting firm to serve as the independent registered public accounting firm if the present accountants resign or their engagement is otherwise terminated.  If the Stockholders do not ratify the appointment of J.H. Cohn LLP at the Meeting, the selection of J.H. Cohn LLP may be reconsidered by the Board of Directors. The Audit Committee is responsible for approving engagement of the independent registered public accounting firm to render audit or non-audit services prior to the engagement of the accountants to render such services.

AUDIT FEES

     The aggregate fees billed by J.H. Cohn LLP for professional services related to the audit of the Company’s consolidated financial statements and the review of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended May 31, 2010 and 2009 were $61,202 and $66,960, respectively.

AUDIT RELATED FEES

     There were no fees billed by J.H. Cohn LLP for audit related services for the fiscal years ended May 31, 2010 or 2009.

TAX SERVICES

     There were no fees billed by J.H. Cohn LLP for tax services during the fiscal years ended May 31, 2010 or 2009.

ALL OTHER SERVICES

     There were no fees billed by J.H. Cohn LLP related to any other non-audit services for the fiscal years ended May 31, 2010 or 2009.

STOCKHOLDER'S PROPOSALS

     Any proposal by a Stockholder of the Company intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than June 6, 2011 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.  Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

FORM 10-K ANNUAL REPORT

     UPON WRITTEN REQUEST BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON, WITHOUT CHARGE, WITH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2010, WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO.  IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS.  If the person requesting the report was not a Stockholder of record on September 30, 2010, the request must contain a good faith representation that the person making the request was a beneficial owner of the Company's stock at the close of business on such date.  Requests should be addressed to Mr. John G. Sharkey, Secretary, TSR, Inc., 400 Oser Avenue, Hauppauge, NY 11788.

OTHER BUSINESS SOLICITATION AND EXPENSES OF SOLICITATION

     The Board of Directors does not know of any other matters to be brought before the Meeting, except those set forth in the notice thereof.  If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company.  In addition to solicitation by mail, the Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile and personal interviews.  Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of Common Stock held in their names, and the Company will reimburse them for their out-of-pocket expenses incurred in connection with the distribution of proxy materials.

     Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

By Order of the Directors,

John G. Sharkey, Secretary

October 4, 2010

APPENDIX A

AMENDMENTS OF

ARTICLES OF INCORPORATION

OF

TSR, INC.

Text of Amendment of the Reverse Stock Split, which would amend Section A of Article Fourth of the Corporation’s Articles of Incorporation to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is thirteen million (13,000,000) shares.  Twelve million five hundred thousand (12,500,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Five hundred thousand (500,000) shares shall be Preferred Stock, each having a par value of one dollar ($1.00).  Effective as of 5:00p.m., Eastern time, on the date this Certificate of Amendment of the Article of Incorporation is filed with the Secretary of State of the State of Delaware, each two shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of the Articles of Incorporation is filed with the Secretary of State of the State of Delaware.”

PROXY CARD
Front

TSR, Inc.
400 OSER AVENUE
HAUPPAUGE, NEW YORK  11788

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 10, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH F. HUGHES and CHRISTOPHER HUGHES or either of them, each with full power of substitution, proxies of the undersigned to vote all shares of common stock of TSR, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on the 10th of November, 2010 at 9:00 a.m., at the offices of the Company at 400 Oser Avenue, Suite 150, Hauppauge, New York, and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat.  Said proxies are instructed to vote as follows:

1.	FOR __ WITHHOLDING VOTE __ The election of Robert A. Esernio for Class III Director.

INSTRUCTION:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

2.	FOR __ AGAINST __ ABSTAIN __ Approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock by a ratio of one-for-two at any time prior to May 31, 2011.

3.
FOR __   AGAINST __   ABSTAIN __   The ratification of the appointment by the Board of Directors of the Company of J.H. Cohn LLP as the independent registered public accountants of the Company to audit and report on its financial statements for the year ending May 31, 2011.

4.	In accordance with their best judgment with respect to any other business that may properly come before the Meeting.

(Continued and to be signed on the reverse side.)

Proxy Card
Back

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ABOVE PROPOSALS.

Receipt is acknowledged of the Notice and Proxy Statements relating to this meeting.

Dated:_______________________________, 2010 Signature Signature

Please sign as name(s) appear(s) hereon.  Proxies should be dated when signed.  When signing as attorney, executor, administrator, trustee or guardian, the full title of such should be given.  Only authorized officers should sign for a corporation.  If shares are registered in more than one name, each joint owner should sign.